SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549



                            FORM 8-K




                         CURRENT REPORT



               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934



Date of Report: June 5, 1998


                    DRUCKER INDUSTRIES, INC.
     (Exact name of registrant as specified in its charter)



Delaware            0-29670         N/A                  0001042053
(State of           (Commission     (I.R.S. Employer     CIK Number
Incorporation)      File Number)    Identification No.)


    #1-1035 Richards Street, Vancouver, B.C. Canada V6B 3E4
      (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code (604) 681-4421

                         Not Applicable
 (Former name or former address, if changed since last report.)

Item 1.   Changes in Control of Registrant

          None.

Item 2.   Acquisition or Disposition of Assets

          None.

Item 3.   Bankruptcy or Receivership

          None.

Item 4.   Changes in Registrants Certifying Accountant

          None.

Item 5.   Other Events

     Drucker Industries, Inc. signed a Farmout Agreement through Drucker Petroleum, Inc., a wholly-owned subsidiary, with Dublin International Petroleum (Egypt) Limited; a subsidiary of Tanganyika Oil Company Ltd. Under the terms of the Agreement, Drucker will earn a 20% working interest in Dublin's West Gharib Block in Egypt. Richco International, Inc., the Company's partner in the transaction will retain a net profit interest
(NPI) of 7% after recovery of all exploration and development expenses.

     Dublin has concluded a Petroleum Concession Agreement with the Arab Republic of Egypt, and effective June 1, 1998, it has been granted exclusive rights to explore for and develop potential oil and gas reserves within the West Gharib Block. The concession consists of 2,530 square kilometers (630,000 acres), making Dublin the largest exploration acreage holder in the Gulf of Suez Basin.

     The West Gharib Block is strategically located, flanking the west bank of the Gulf of Suez for over 120 kilometers. The Gulf of Suez Basin is a prolific oil producing region with over 750,000 barrels of daily production and 6.3 billion barrels of proven reserves. The oilfields in the Gulf of Suez and Nile Delta currently produce about 80% of Egypt's oil. Exploration activities are currently led by major international oil companies including Amoco, Shell, Agip, Marathon, Pennzoil, British Gas, Apache, Deminex, Repsol and others. A number of oilfields are located within, but excluded from, the concession and adjacent to the West Gharib Block.

     Identification of untested structures in the Gulf of Suez Basin has always been technically very challenging. However modern exploration techniques have provided new tools. There has been little or no exploration to utilize state of the art geophysics and drilling technology in the search of hydrocarbons. Tanganyika's technical team has identified nine leads and prospects from existing seismic data. Some 240 kilometers of 2-D and 35 square kilometers of 3-D seismic data will be shot commencing in mid-June of this year to further evaluate the exploration potential and define drilling locations. Plans are underway to drill two test wells during the fourth quarter of 1998.

Item 6.   Resignation of Directors

          None.

Item 7.   Financial Statements Pro Forma Financial & Exhibits

          None.

Exhibits

          None.

                           Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 5, 1998                 DRUCKER INDUSTRIES, INC.

                                   By:/s/Ernest Cheung
                                   Its:Secretary